Exhibit 99.2

Max Sound Corporation has signed a Licensing
and Representation Agreement with VSL Communications

SANTA MONICA, CA--(Marketwired - May 29, 2014) - Max Sound Corporation (MAXD) -- creators of MAX-D HD Audio, the disruptive High Definition Audio Technology, announced today, in a cash and stock exchange, that it acquired the Exclusive Worldwide Licensing and Representation Rights to VSL Communication’s (VSL) Optimized Data Transmission System and Method for all opportunities in all fields of use.

VSL’s Encoding/Decoding Technology process can reduce multi-media content and data files to 3% of the original file size. This Technology is currently being used in the delivery of streaming audio, video, and digital data transmission.

About VSL Communications: VSL Communications (VSL) is the owner of the Technology, Trade Secrets, Patents and all other Know-How to the Optimized Data Transmission System and Method, which can reduce multi-media content and data files by 97% during the encoding/decoding process.

About Max Sound Corporation: MAX-D is to audio what HD (high definition) is to video. The MAX-D Audio Process makes everything sound better and can convert any audio file to high-definition quality without increasing its file size. Max Sound®, MAXD® and MAX-D Audio Perfected® are registered trademarks. The technology has more than 70 patents filed and pending with all rights wholly owned by Max Sound Corporation. All other trademarks are the property of their respective owners. To learn more about the MAX-D Technology, visit www.maxsound.com.

Safe Harbor Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in this press release which are not purely historical, including statements regarding Max Sound's intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Max Sound Corporation and its Affiliates on its website www.maxsound.com or at www.sec.gov.

Contact:

Michael Spatz
Director of Marketing
888-777-1987
Michael@MaxSound.com